NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 24, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 12, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Alexander & Baldwin, Inc. and Tropic Merger Sub LLC, a wholly owned subsidiary of Tropic Purchaser LLC, which is formed by an affiliate of MW Group, Ltd., funds affiliated with Blackstone Real Estate, and an affiliate of Divco West Real Estate Services, LLC became effective on March 12, 2026. Each share of Common Stock of Alexander & Baldwin, Inc.was exchanged for USD 20.85 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 13, 2026.